Exhibit 99.1

STEADYMED RECEIVES REFUSAL TO FILE LETTER FROM FDA FOR TREVYENT® NEW DRUG APPLICATION

Company to meet and work with FDA to address issues raised

SAN RAMON, Calif., Aug. 31, 2017 (GLOBE NEWSWIRE) — SteadyMed Ltd. (Nasdaq:STDY), a specialty pharmaceutical company focused on the development of drug product candidates to treat orphan and high-value diseases with unmet parenteral delivery needs, today announced receipt of a Refusal to File letter from the U.S. Food and Drug Administration (FDA) relating to its New Drug Application (NDA) for Trevyent® for the treatment of Pulmonary Arterial Hypertension (PAH).

Based on a preliminary review of the NDA, which was submitted in June 2017, the FDA determined that the application is not sufficiently complete to permit a substantive review. FDA has requested further information on certain device specifications and performance testing and has requested additional design verification and validation testing on the final, to-be-marketed Trevyent product. Within the next 30 days, the Company will request a Type A meeting with the FDA to gain further clarification on the additional information required for resubmission and acceptance of the NDA. The Company will provide further guidance after the anticipated meeting with FDA.

“We believe that the issues raised in the letter from FDA can be sufficiently addressed. Our next step is to work with the FDA to address the open issues and identify a path to a successful resubmission and acceptance of our application,” said Jonathan M. N. Rigby, President and CEO of SteadyMed. “We believe that Trevyent holds the potential to significantly improve the lives of patients suffering from PAH compared to the current standard of care, and remain committed to bringing the product to patients in need.”

Designed to address the limitations of existing PAH therapies, SteadyMed’s investigational drug product Trevyent, combines its preservative-free, parenteral treprostinil formulation with the Company’s proprietary PatchPump®, in a sterile, pre-filled, pre-programmed, single use disposable infusion system capable of delivering treprostinil subcutaneously or intravenously.

About SteadyMed

SteadyMed Ltd. is a specialty pharmaceutical company focused on the development of drug products to treat orphan and high value diseases with unmet parenteral delivery needs. SteadyMed intends to commercialize Trevyent in the U.S. and has signed an exclusive license and supply agreement with Cardiome Pharma Corp. for the commercialization of Trevyent in Europe, Canada and the Middle East. SteadyMed has offices in San Ramon, California and Rehovot, Israel. For additional information about SteadyMed please visit www.steadymed.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements about the company’s intentions to meet with the FDA and re-submit its New Drug Application for Trevyent and the company’s ability to advance its development-stage product candidates, including Trevyent. Forward-looking statements reflect the company’s current views with respect to certain current and future events and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially. Risks and uncertainties include, but are not limited to, the risk that Trevyent does not demonstrate clinical superiority to existing parenteral treprostinil products, that the Trevyant NDA is not accepted for filing by the FDA, that Trevyent is not approved for commercialization by the FDAor approval is delayed by patent litigation, the risk that drug development involves a lengthy and expensive process with uncertain outcome, that the company will continue to need additional funding, and that the company may be unable to raise capital when needed, which would force the company to delay, reduce or eliminate its product candidate development programs and potentially cease operations. The risks, uncertainties and assumptions referred to above are discussed in detail in our reports filed with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q filed on August 11, 2017. The company does not undertake to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof except as may be required by law.

Contacts:

Marylyn Rigby

Senior Director, Investor Relations and Marketing

925-272-4999

mrigby@steadymed.com

The Ruth Group

Lee Roth

(646) 536-7012

lroth@theruthgroup.com